UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2014

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
______________________________________________________

Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE
Information for KBS Strategic Opportunity REIT, Inc.’s (the “Company”) stockholders regarding its estimated value per share and other portfolio information is attached as Exhibit 99.3 to this Current Report on Form 8-K.
The information in this Item 7.01 of Form 8-K and the attached Exhibit 99.3 are furnished to the Securities and Exchange Commission (“SEC”), and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.
ITEM 8.01 OTHER EVENTS
Estimated Value Per Share
On December 9, 2014, the Company’s board of directors approved an estimated value per share of the Company’s common stock of $12.24 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding as of September 30, 2014. All of the Company’s assets and liabilities were valued as of September 30, 2014. There have been no material changes between September 30, 2014 and the date of this filing to the net values of the Company’s assets and liabilities that impacted the overall estimated value per share. The Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340 as required by the Financial Industry Regulatory Authority (“FINRA”). This valuation was performed in accordance with the provisions of and also to comply with Practice Guideline 2013–01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (“IPA”) in April 2013.
The Company’s conflicts committee, composed of all of the Company’s independent directors, is responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodologies used to determine the Company’s estimated value per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. The estimated value per share was based upon the recommendation and valuation prepared by KBS Capital Advisors LLC (the “Advisor”), the Company’s external advisor. The Advisor’s recommendation was based on appraisals with respect to all of the Company’s consolidated investments in real estate properties and one of its unconsolidated joint venture investments in real estate properties. With the exception of the Company’s investments in undeveloped land, appraisals on all of the Company’s consolidated investments in real properties and one of its unconsolidated investments in real estate properties were performed by Duff & Phelps, LLC (“Duff & Phelps”). Appraisals of the Company’s investments in undeveloped land were performed by Landauer Services, LLC (“Landauer”), a division of Newmark Grubb Knight Frank. Duff & Phelps and Landauer, each an independent third-party valuation firm, also prepared appraisal reports, summarizing key inputs and assumptions, for each of the real estate properties they respectively appraised. The Advisor also performed valuations with respect to the Company's real estate-related investments, one of its unconsolidated joint ventures, cash, other assets, mortgage debt and other liabilities. The methodologies and assumptions used to determine the estimated value of the Company’s assets and liabilities are described further below.
The Advisor used the appraised values of the Company’s real estate properties, together with the Advisor’s estimated value of each of the Company’s other assets and liabilities, to calculate and recommend an estimated value per share of the Company’s common stock. Upon (i) the conflicts committee’s receipt and review of the Advisor’s valuation report, including the Advisor’s summary of the appraisal reports prepared by Duff & Phelps and Landauer and the Advisor’s estimated value of each of the Company’s other assets and the Company’s liabilities, (ii) the conflicts committee’s review of the reasonableness of the Company’s estimated value per share resulting from the Advisor’s valuation process, and (iii) in light of other factors considered by the conflicts committee and the conflicts committee’s own extensive knowledge of the Company’s assets and liabilities, the conflicts committee concluded that the estimated value per share proposed by the Advisor was reasonable and recommended to the board of directors that it adopt $12.24 as the estimated value per share of the Company’s common stock. At the special meeting of the board of directors, the board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $12.24 as the estimated value of the Company’s common stock, which determination is ultimately and solely the responsibility of the board of directors.

The table below sets forth the calculation of the Company’s estimated value per share as of December 9, 2014, as well as the calculation of the Company’s prior estimated value per share as of March 25, 2014:

	December 9, 2014 Estimated Value per Share	March 25, 2014 Estimated Value per Share (1)	Change in Estimated Value per Share
Real estate properties (2)	$20.77	$16.09	$4.68
Real estate loan receivable	0.46	0.37	0.09
Cash (3)	0.32	0.97	(0.65)
Investments in unconsolidated joint ventures (4)	1.74	0.35	1.39
Other assets	0.10	0.27	(0.17)
Mortgage debt (5)	(8.75)	(4.34)	(4.41)
Advisor participation fee potential liability	(0.17)	(0.10)	(0.07)
Other liabilities	(0.34)	(0.37)	0.03
Non-controlling interest	(1.89)	(1.82)	(0.07)
Acquisition-related costs subsequent to December 31, 2013	—	(0.15)	0.15
Estimated value per share	$12.24	$11.27	$0.97
Estimated enterprise value premium	None assumed	None assumed	None assumed
Total estimated value per share	$12.24	$11.27	$0.97
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(1) The March 25, 2014 estimated value per share was based upon the recommendation and valuation of our Advisor. The Company engaged Duff & Phelps and Landauer, to provide appraisals of the Company’s real estate properties and our Advisor performed valuations of our real estate-related investment, cash, other assets, mortgage debt and other liabilities. For more information relating to the March 25, 2014 estimated value per share and the assumptions and methodologies used by Duff & Phelps, Landauer and our advisor, see the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2014.
(2) The increase in the estimated value of real estate properties was primarily due to real estate acquisitions and increases in fair values of the Company's real estate properties.
(3) The decrease in cash was primarily due to the use of cash related to the acquisitions of real estate and the investment in an unconsolidated joint venture.
(4) The increase in the estimated value of investments in unconsolidated joint ventures was primarily due to an additional investment in an unconsolidated joint venture.
(5) The increase in mortgage debt was primarily due to additional borrowings in connection with real estate acquisitions.
The increase in our estimated value per share from the previous estimate was primarily due to the items noted below, which reflect the significant contributors to the net increase in estimated value per share from $11.27 to $12.24. The changes are not equal to the change in values of each real each asset and liability group presented in the table above due to asset acquisitions, debt financings and other factors, which caused the value of certain asset or liability groups to change with no impact to the Company’s fair value of equity or the overall estimated value per share.

Change in Estimated Value per Share
March 25, 2014 estimated value per share	$11.27
Changes to estimated value per share
Real estate
Real estate	0.92
Investments in unconsolidated joint ventures	0.44
Capital expenditures on real estate	(0.32)
Total change related to real estate	1.04
Operating cash flows in excess of quarterly distributions declared	0.07
Notes payable	(0.01)
Minority interest in consolidated joint ventures	(0.04)
Advisor participation fee potential liability	(0.07)
Other changes, net	(0.02)
Total change in estimated value per share	$0.97
December 9, 2014 estimated value per share	$12.24

As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less its liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the amount the Company’s shares of common stock would trade at on a national securities exchange. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties that are not held for sale, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations or the impact of restrictions on the assumption of debt. The estimated value per share does consider any participation or incentive fees that would be due to the Advisor based on the aggregate net asset value of the Company and that would be payable in a hypothetical liquidation of the Company as of the valuation date in accordance with the terms of the Company’s advisory agreement. As of December 9, 2014, the Company had no potentially dilutive securities outstanding that would impact the estimated value per share of the Company’s common stock.
Methodology
The Company’s goal in calculating an estimated value per share is to arrive at a value that is reasonable and supportable using what the Company and the Advisor deem to be appropriate valuation methodologies and assumptions and a process that is in compliance with the valuation guidelines established by the IPA. The following is a summary of the valuation and appraisal methodologies used to value the Company’s assets and liabilities:
Real Estate
Independent Valuation Firm
Duff & Phelps(1) was selected by the Advisor and approved by the Company’s conflicts committee to appraise all of the Company’s consolidated investments in real estate properties and 110 William Street (defined below) but excluding the Company’s investments in undeveloped land. Landauer(2) was selected by the Advisor and approved by the Company’s conflicts committee to appraise the Company’s three investments in undeveloped land and its other undeveloped land parcels acquired in conjunction with three real estate property acquisitions. Duff & Phelps and Landauer are engaged in the business of appraising commercial real estate properties and are not affiliated with the Company or the Advisor. The compensation the Company pays to Duff & Phelps and Landauer is based on the scope of work and not on the appraised values of the Company’s real estate properties.  The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located.  Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing their appraisal reports, Duff & Phelps and Landauer did not, and were not requested to, solicit third-party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.
Duff & Phelps and Landauer collected all reasonably available material information that each deemed relevant in appraising the Company’s real estate properties. Duff & Phelps relied in part on property-level information provided by the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements; and (iii) information regarding recent or planned capital expenditures. Landauer was provided with land surveys and development plans and relied in part on such information.
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(1) Duff & Phelps is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. The Company engaged Duff & Phelps to deliver an appraisal report relating to all of the Company’s consolidated investments in real estate properties, with the exception of the Company’s investments in undeveloped land, and Duff & Phelps received fees upon the delivery of such report. In addition, the Company has agreed to indemnify Duff & Phelps against certain liabilities arising out of this engagement. In the two years prior to the date of this filing, Duff & Phelps and its affiliates have provided a number of commercial real estate, appraisal and valuation services for the Company and/or its affiliates and have received fees in connection with such services. Duff & Phelps and its affiliates may from time to time in the future perform other commercial real estate, appraisal and valuation services for the Company and its affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable Duff & Phelps appraiser as certified in the applicable appraisal reports.
(2) Landauer is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. The Company engaged Landauer to deliver appraisal reports relating to the Company’s investments in undeveloped land and Landauer received fees upon the delivery of such reports. In addition, the Company has agreed to indemnify Landauer against certain liabilities arising out of this engagement. Landauer is an affiliate of Newmark Grubb Knight Frank, a parent holding company of affiliated companies that are engaged in the ordinary course of business in many areas related to commercial real estate and related services. Landauer and its affiliates may from time to time in the future perform other commercial real estate, appraisal, valuation and financial advisory services for the Company and its affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable Landauer appraiser as certified in the applicable appraisal reports.

In conducting their investigation and analyses, Duff & Phelps and Landauer took into account customary and accepted financial and commercial procedures and considerations as they deemed relevant. Although Duff & Phelps and Landauer reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, they assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to them by any other party and did not independently verify any such information. With respect to operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Duff & Phelps and Landauer, Duff & Phelps and Landauer assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management, board of directors and/or the Advisor. Duff & Phelps and Landauer relied on the Company to advise them promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.
In performing their analyses, Duff & Phelps and Landauer made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond their control and the Company’s control, as well as certain factual matters. For example, unless specifically informed to the contrary, Duff & Phelps and Landauer assumed that the Company has clear and marketable title to each real estate property appraised, that no title defects exist, that any improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Furthermore, Duff & Phelps’ and Landauer’s analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisal, and any material change in such circumstances and conditions may affect Duff & Phelps’ and Landauer’s analyses and conclusions.  Duff & Phelps’ and Landauer’s appraisal reports contain other assumptions, qualifications and limitations that qualify the analyses, opinions and conclusions set forth therein.  Furthermore, the prices at which the Company’s real estate properties may actually be sold could differ from Duff & Phelps’ and Landauer’s analyses.
Although Duff & Phelps and Landauer considered any comments received from the Company or the Advisor to their appraisal reports, the final appraised values of the Company’s real estate properties were determined by Duff & Phelps and Landauer.  The appraisal reports for the Company’s real estate properties are addressed solely to the Company to assist the Advisor in calculating and recommending an updated estimated value per share of the Company’s common stock. The appraisal reports are not addressed to the public and may not be relied upon by any other person to establish an estimated value per share of the Company’s common stock and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock. In preparing their appraisal reports, Duff & Phelps and Landauer did not solicit third-party indications of interest for the Company’s real estate properties. While Duff & Phelps and Landauer are responsible for providing appraisals for the Company, Duff & Phelps and Landauer are not responsible for, did not calculate, and did not participate in the determination of the estimated value per share of the Company’s common stock.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to Duff & Phelps’ and Landauer’s appraisal reports. All of the Duff & Phelps and Landauer appraisal reports, including the analysis, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.
Real Estate Valuation
Duff & Phelps and Landauer (in the case of the Company’s ownership of undeveloped land) appraised each of the Company’s real estate properties, using various methodologies as appropriate such as the direct capitalization approach, discounted cash flow analyses and sales comparison approach. Duff & Phelps relied primarily on 10-year discounted cash flow analyses for the final valuations of each of the real estate properties (which exclude undeveloped land) and Landauer relied primarily on the sales comparison approach for the final valuations of the undeveloped land. Duff & Phelps calculated the discounted cash flow value of the Company’s real estate properties (which exclude undeveloped land) using property-level cash flow estimates, terminal capitalization rates and discount rates that fall within ranges they believe would be used by similar investors to value the properties the Company owns based on recent comparable market transactions adjusted for unique property and market-specific factors. Landauer relied primarily on the sales comparison approach and estimated the value of the undeveloped land based on the most applicable recent comparable market transactions.

As of September 30, 2014, the Company owned 20 real estate assets (consisting of 12 office properties, one office campus consisting of nine office buildings and 18 acres of undeveloped land, one office portfolio consisting of four office buildings and 63 acres of undeveloped land, one office portfolio consisting of three office properties, one retail property, two apartment properties and two investments in undeveloped land encompassing an aggregate of 1,670 acres). As of September 30, 2014, the total appraised value of the Company’s real estate properties as provided by Duff & Phelps and Landauer using the appraisal methods described above was $1,244.3 million. The total cost basis of these properties as of September 30, 2014 was $942.9 million. This amount includes the acquisition cost of $860.3 million, $67.4 million in capital expenditures, leasing commissions and tenant improvements since inception and including $15.2 million of acquisition fees and expenses as well as foreclosure costs. The total appraised real estate value as of September 30, 2014 compared to the total acquisition cost of the Company’s real estate properties plus subsequent capital improvements through September 30, 2014 results in an overall increase in the real estate value of approximately 32.0%. The following summarizes the key assumptions that were used in the discounted cash flow models used to arrive at the appraised real estate property values and sales comparison range of values used to arrive at the appraised values for undeveloped land:

	Range in Values	Weighted-Average Basis
Consolidated Investments in Real Estate Properties (Excluding Undeveloped Land)
Terminal capitalization rate	4.50% to 9.00%	6.99%
Discount rate	5.00% to 10.00%	8.11%
Net operating income compounded annual growth rate (1)	1.66% to 16.36%	6.91%

Undeveloped Land
Price per acre (2) (3)	$96,673 to $653,548	$118,037
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(1) The net operating income compounded annual growth rates (“CAGRs”) reflect both the contractual and market rents and reimbursements (in cases where the contractual lease period is less than the hold period) net of expenses over the holding period. The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties.
(2) The weighted-average price per acre was primarily driven by the Company’s two investments in undeveloped land encompassing an aggregate of 1,670 acres located in North Las Vegas, Nevada.  The weighted-average price per acre for these two investments in undeveloped land was approximately $98,000.
(3) Excludes the residential entitlements acquired in conjunction with a real estate property acquisition. The residential entitlements permit construction of a 20-story multi-family building on undeveloped land and on top of an existing parking garage. The appraised value of the residential entitlements was $6.9 million.
While the Company believes that Duff & Phelps’ and Landauer’s assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the calculation of the appraised value of the Company’s real estate properties and, thus, its estimated value per share. As of September 30, 2014, the majority of our real estate assets have non-stabilized occupancies.  Appraisals may provide a sense of the value of the investment, but any appraisal of the property will be based on numerous estimates, judgments and assumptions that significantly affect the appraised value of the underlying property. An appraisal of a non-stabilized property, in particular, involves a high degree of subjectivity due to high vacancy levels and uncertainties with respect to future market rental rates and timing of lease-up and stabilization. Accordingly, different assumptions may materially change the appraised value of the property. The table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the real estate properties referenced in the table above (excluding undeveloped land). Additionally, the table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA guidance:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rates	$0.31	$(0.31)	$0.46	$(0.43)
Discount rates	0.26	(0.27)	0.43	(0.44)
The table below illustrates the impact on the estimated value per share if the price per acre of the investments in undeveloped land was adjusted by 5%:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 5%	Increase of 5%
Price per acre	$(0.09)	$0.08

Investments in Unconsolidated Joint Ventures
As of September 30, 2014, the Company held two investments in unconsolidated joint ventures. One of the investments in unconsolidated joint ventures represents a 60% interest in a joint venture which owns an office property containing 928,157 rentable square feet (“110 William Street”). The appraised value of 110 William Street as provided by Duff & Phelps was $322.2 million. The Advisor relied on the appraised value provided by Duff & Phelps along with the fair value of other assets and liabilities as determined by the Advisor, and then calculated the amount that the Company would receive in a hypothetical liquidation of the real estate at the appraised value and the other assets and liabilities at their fair values based on the profit participation thresholds contained in the joint venture agreement.  The resulting amount was the fair value assigned to the Company’s 60% interest in this unconsolidated joint venture. As of September 30, 2014, the carrying value and estimated fair value of the Company’s investment in this unconsolidated joint venture were $66.5 million and $93.0 million, respectively.
Duff & Phelps relied on a 10-year discounted cash flow analyses for the final valuation of 110 William Street. The terminal capitalization rate, discount rate and CAGR used in the discounted cash flow model to arrive at the appraised value was 6.75%, 7.75% and 9.9%, respectively. The table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to 110 William Street. Additionally, the table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA guidance:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rates	$0.05	$(0.05)	$0.07	$(0.07)
Discount rates	0.04	(0.04)	0.06	(0.07)
The Company’s other unconsolidated joint venture investment represents an interest of less than 5% in a joint venture which owns 23 industrial properties and a master lease with respect to another industrial property encompassing 11.4 million square feet, and was valued by the Advisor using a discounted cash flow analysis of the expected distributions to the Company. The cash flow estimates used in the analysis were based on the Company’s participation interest in the estimated cash flows available after paying debt service through ultimate liquidation of the joint venture as described in the joint venture agreement. The cash flow estimates of the joint venture were reviewed by the Advisor. As of September 30, 2014, the carrying value and estimated fair value of the Company’s investment in this unconsolidated joint venture were $7.5 million and $11.3 million, respectively. The estimated value of the Company’s investment in this unconsolidated joint venture for purposes of the Company’s estimated value per share was calculated by applying a 10.0% discount rate to the estimated cash flows for a total value of $0.19 per share. Assuming all other factors remain unchanged, a decrease or increase in the discount rates of 25 basis points would have no impact on the estimated value per share. Additionally, a 5% decrease or increase in the discount rates would have no impact on the estimated value per share.
Real Estate Loan Receivable
The estimated value for the Company’s real estate loan receivable is equal to the GAAP fair value disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, but did not equal the book value of the loan in accordance with GAAP. The value of the real estate loan receivable was estimated by applying a discounted cash flow analysis over the remaining expected life of the investment, excluding any potential transaction costs. The cash flow estimates used in the analysis during the term of the investment was based on the investment’s contractual cash flows, which the Company anticipates that it will receive. The expected cash flow for the loan was discounted at rates that the Company expects a market participant would require for instruments with similar characteristics, including remaining loan term, loan-to-value ratios, type of collateral, current performance, credit enhancements and other factors.
As of September 30, 2014, the Company owned one real estate loan receivable. The cost of the Company’s real estate loan receivable was $26.5 million, net of $1.4 million of origination income and extension fees received in excess of fees and costs. As of September 30, 2014, the fair value of the Company’s investment in real estate loan receivable was $27.9 million and the outstanding principal balance was $27.9 million. The discount rate applied to the cash flow from the real estate loan receivable, which had a remaining term of 0.8 years, was approximately 11.4%. Similar to the valuation for real estate, a change in the assumptions and inputs would change the fair value of the Company’s real estate loan receivable and, thus, its estimated value per share. Assuming all other factors remain unchanged, a decrease or increase in the discount rates of 25 basis points would have no impact on the estimated value per share. Additionally, a 5% decrease or increase in the discount rates would have no impact on the estimated value per share.

Notes Payable
The estimated values of the Company’s notes payable are equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, but do not equal the book value of the loans in accordance with GAAP. The values of the Company’s notes payable were determined using a discounted cash flow analysis. The cash flows were based on the remaining loan terms, including extensions the Company expects to exercise, and on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio and type of collateral.
As of September 30, 2014, the fair value and carrying value of the Company’s notes payable were $524.1 million and $520.8 million, respectively. The weighted-average discount rate applied to the future estimated debt payments, which have a weighted-average remaining term of 3.3 years, was approximately 3.44%. The table below illustrates the impact on the Company’s estimated value per share if the discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the Company’s notes payable. Additionally, the table below illustrates the impact on the estimated value per share if the discount rates were adjusted by 5% in accordance with the IPA guidance:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Discount rates	$(0.05)	$0.04	$(0.04)	$0.03
Non-controlling Interest
The Company has an ownership interest in seven consolidated joint ventures as of September 30, 2014. As the Company consolidates these joint ventures, the entire amount of the underlying assets and liabilities are reflected at their fair values in the corresponding line items of the estimated value per share calculation. As a result, the Company also must consider the fair value of any non-controlling interest liability as of September 30, 2014. In determining this fair value, the Company considered the various profit participation thresholds in each of the joint ventures that must be measured in determining the fair value of the Company’s non-controlling interest liability. The Company used the real estate appraisals provided by Duff & Phelps and Landauer and calculated the amount that the joint venture partners would receive in a hypothetical liquidation of the underlying real estate properties (including all current assets and liabilities) at their current appraised values and the payoff of any related debt at its fair value, based on the profit participation thresholds contained in the joint venture agreements. The estimated payment to the joint venture partners was then reflected as the non-controlling interest liability in the Company’s calculation of its estimated value per share.
Participation Fee Potential Liability Calculation
In accordance with the advisory agreement, the Advisor is due a participation fee if after the Company’s stockholders in the Company’s offering have received, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) a return of their net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to the Company’s share redemption program, and (ii) a 7.0% per year cumulative, noncompounded return on such net invested capital, the Advisor is entitled to receive 15.0% of the Company’s net cash flows, whether from continuing operations, net sale proceeds or otherwise. Net sales proceeds means the net cash proceeds realized by us after deduction of all expenses incurred in connection with a sale, including disposition fees paid to the Advisor. The 7.0% per year cumulative, noncompounded return on net invested capital is calculated on a daily basis. In making this calculation, the net invested capital is reduced to the extent distributions in excess of a cumulative, noncompounded, annual return of 7.0% are paid (from whatever source), except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 7.0% (invested capital is only reduced as described in this sentence; it is not reduced simply because a distribution constitutes a return of capital for federal income tax purposes). The 7.0% per year cumulative, noncompounded return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of the Company’s stockholders to have received any minimum return in order for the Advisor to participate in the Company’s net cash flows. In fact, if the Advisor is entitled to participate in the Company’s net cash flows, the returns of the Company’s stockholders will differ, and some may be less than a 7.0% per year cumulative, noncompounded return. This fee is payable only if we are not listed on an exchange. For purposes of determining the estimated value per share, the Advisor calculated the potential liability related to this incentive fee based on a hypothetical liquidation of the assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties. The Advisor estimated the fair value of this liability to be $10.5 million or $0.17 per share as of the valuation date, and included the impact of this liability in its calculation of the Company’s estimated value per share.

Other Assets and Liabilities
The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, deferred financing costs, unamortized lease commissions and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the respective investments. The Advisor has also excluded redeemable common stock as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company’s total outstanding shares of common stock for purposes of calculating the estimated value per share of the Company’s common stock.
Different parties using different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets.
Limitations of Estimated Value Per Share
As mentioned above, the Company is providing this estimated value per share to assist broker dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations. This valuation was performed in accordance with the provisions of and also to comply with IPA valuation guidelines.The estimated value per share set forth above will first appear on the December 31, 2014 customer account statements that will be mailed in January 2015. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share. The estimated value per share is not audited and does not represent the fair value of the Company’s assets or liabilities according to GAAP.
Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value;

•
a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares of common stock would trade at the estimated value per share on a national securities exchange;

•	an independent third-party appraiser or other third-party valuation firm would agree with the Company’s estimated value per share; or

•	the methodology used to calculate the Company’s estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
Further, the estimated value per share as of December 9, 2014 is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares outstanding, as of September 30, 2014 with the exception of certain adjustments for actual and expected acquisition-related costs subsequent to September 30, 2014. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share does not take into account estimated disposition costs and fees for real estate properties that are not held for sale, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations or the impact of restrictions on the assumption of debt. The estimated value per share does consider any participation or incentive fees that would be due to the Advisor based on the aggregate net asset value of the Company which would be payable in a hypothetical liquidation of the Company as of the valuation date in accordance with the terms of the Company’s advisory agreement. The Company currently expects to utilize the Advisor and/or an independent valuation firm to update the estimated value per share in December 2015, in accordance with the recommended IPA guidelines, but is not required to update the estimated value per share more frequently than every 18 months.
Dividend Reinvestment Plan
In accordance with its dividend reinvestment plan, at such time as the Company announces an updated estimated value per share, participants in the dividend reinvestment plan will acquire shares of common stock under the plan at a price equal to 95% of the updated estimated value per share of the Company’s common stock. The updated estimated value per share of the Company’s common stock is $12.24, and commencing on the next purchase date, which is December 29, 2014, participants will acquire shares under the dividend reinvestment plan at $11.63 per share.

If a participant wishes to terminate participation in the dividend reinvestment plan effective as of the December 29, 2014 purchase date, participants must notify the Company in writing of such decision, and the Company must receive the notice by the close of business on December 19, 2014.
Notice of termination should be sent to:

Regular Mail KBS Strategic Opportunity REIT, Inc. c/o DST Systems, Inc. PO Box 219015 Kansas City, MO 64121-9015	Overnight Address KBS Strategic Opportunity REIT, Inc. c/o DST Systems, Inc. 430 W. 7th Street Kansas City, MO 64105
Share Redemption Program
Subject to the thresholds below, at such time as the Company announces an estimated value per share not based on the offering price in a prior public offering, the redemption price for shares eligible for redemption will be calculated based upon the most recently announced estimated value per share. The price at which the Company will redeem all shares eligible for redemption, excluding those made in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence,” is as follows:

•	92.5% of the Company’s most recent estimated value per share as of the applicable redemption date for those shares held for at least one year;

•	95.0% of the Company’s most recent estimated value per share as of the applicable redemption date for those shares held for at least two years;

•	97.5% of the Company’s most recent estimated value per share as of the applicable redemption date for those shares held for at least three years; and

•	100% of the Company’s most recent estimated value per share as of the applicable redemption date for those shares held for at least four years.
In accordance with the Company’s share redemption program, redemptions made in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program) are made at a price per share equal to the most recent estimated value per share of the Company’s common stock as of the applicable redemption date.
The Company redeems shares on the last business day of each month. On December 9, 2014, the Company’s board of directors approved an estimated value per share of the Company’s common stock of $12.24 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding as of September 30, 2014. The change in the redemption price is effective for the December 2014 redemption date, which is December 31, 2014. For a stockholder’s shares to be eligible for redemption in a given month or to withdraw a redemption request, the Company must receive a written notice from the stockholder or from an authorized representative of the stockholder in good order and on a form approved by the Company at least five business days before the redemption date, or by December 23, 2014 in the case of the December 31, 2014 redemption date.
There are several limitations on the Company’s ability to redeem shares under the share redemption program. The complete share redemption program plan document is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on February 18, 2014 and is available at the SEC’s website at http://www.sec.gov.
Historical Estimated Values per Share
The historical reported estimated values per share of the Company’s common stock approved by the board of directors are set forth below:

Estimated Value per Share	Effective Date of Valuation	Filing with the Securities and Exchange Commission
$11.27	March 25, 2014	Current Report on Form 8-K, filed March 27, 2014

Forward-Looking Statements
 The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Actual results may differ materially from those contemplated by such forward-looking statements. The valuation methodology for the Company’s real estate properties assumes the properties realize the projected cash flows and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the valuation estimates used in calculating the estimated value per share are Duff & Phelps’, Landauer’s or the Company’s and/or the Advisor’s best estimates as of December 9, 2014, the Company can give no assurance in this regard. These statements also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and lease rates at its real estate properties; the borrower under the Company’s loan investment continuing to make required payments under the loan documents; the ability of the borrower to maintain occupancy levels and lease rates at the property securing the Company’s real estate-related investment; and other risks identified in Part I, Item IA of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent periodic reports, as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Ex.	Description

99.1	Consent of Duff & Phelps, LLC

99.2	Consent of Landauer Services, LLC

99.3	Presentation to Stockholders

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: December 11, 2014	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer